Exhibit 99.2

FORM OF

LETTER TO STOCKHOLDERS WHO ARE RECORD HOLDERS

FG FINANCIAL GROUP, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights Distributed to Stockholders of

FG Financial Group, Inc.

October 29, 2021

Dear Stockholder:

This letter is being distributed by FG Financial Group, Inc. (the “Company”) to all holders of record of shares of its common stock, $0.001 par value per share (the “Common Stock”), as of 5:00 p.m., Eastern Time, on October 25, 2021, the record date, in connection with a distribution in a rights offering, at no charge, of non-transferable subscription rights to subscribe for and purchase shares of Common Stock. The rights offering and subscription rights are described in the accompanying prospectus, dated October 28, 2021.

In the rights offering, the Company is issuing subscription rights to subscribe for up to 757,720 shares of Common Stock on the terms and subject to the conditions described in the prospectus, at a subscription price of $4.00 per share. The subscription rights may be exercised at any time prior to 5:00 p.m., Eastern Time, on November 29, 2021, the expiration date, unless extended by the Company. Any subscription rights that are not exercised by 5:00 p.m., Eastern Time, on the expiration date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the prospectus, holders will receive one subscription right for every share of Common Stock owned on the record date. Each subscription right entitles the holder thereof to purchase from the Company 0.15 of a share of Common Stock at the subscription price of $4.00 per whole share, which we refer to as the basic subscription right.

In addition, holders who fully exercise their basic subscription rights will be entitled to subscribe, at the same subscription price, for additional shares that remain unsubscribed as a result of any unexercised basic subscription right (the “over-subscription privilege”). Subject to certain limitations described in the prospectus, if sufficient shares are available, the Company will seek to honor all over-subscription privilege requests, in full. If, however, an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among the holders of subscription rights who exercise their over-subscription privilege, based on the number of shares each subscription rights holder subscribed for under the basic subscription right.

The Company will not issue fractional shares. Instead, fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole share. Any excess subscription payment received by the subscription agent will be returned, without interest or penalty, promptly following the expiration of the offering.

Your subscription rights are non-transferable, meaning that you may not sell, transfer or assign your subscription rights to anyone else.

Enclosed are copies of the following documents:

1.	Prospectus
2.	Subscription Rights Certificate
3.	Instructions as to Use of Subscription Rights Certificates
4.	Form of Notice of Guaranteed Delivery
5.	Return envelope, addressed to Vstock Transfer, LLC, the subscription agent.

Your prompt action is requested if you intend to participate in the rights offering. To exercise your subscription rights, you must deliver the properly completed and duly executed subscription rights certificate, with payment of the aggregate subscription price for the shares subscribed for pursuant to the basic subscription right and over-subscription privilege, if applicable, to the subscription agent, as set forth in the Subscription Rights Certificate and in the prospectus. The subscription agent must receive the properly completed and duly executed subscription rights certificate and full payment of the subscription price, including final clearance of any checks, prior to the expiration date. Do not send the subscription rights certificate or payment to the Company.

You cannot revoke the exercise of your subscription right. Subscription rights not exercised at or prior to 5:00 p.m., Eastern Time, on the expiration date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO Alliance Advisors, LLC, THE INFORMATION AGENT,
TOLL-FREE AT (855) 723-7819.